EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333- 258129) of our report dated March 30, 2022 relating to the consolidated financial statements of Twin Vee Powercats Co. and Subsidiaries appearing in this Annual Report (Form 10-K) as of and for the years ended December 31, 2021 and 2020.

/s/ GRASSI & CO., CPAs, P.C.
Jericho, New York
March 30, 2022